                                                                    EXHIBIT 99.1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF ARIZONA

In re
                                        Chapter 11
THREE-FIVE SYSTEMS, INC.,
                                        Case No.  05-bk-17104-RTB
              Debtor.
---------------------------------
In re
                                        Chapter 11
TFS-DI, INC.,
                                        Case No.  05-bk-18689-RTB
              Debtor.
---------------------------------

                       DISCLOSURE STATEMENT IN SUPPORT OF
                      AMENDED JOINT PLAN OF REORGANIZATION

                                Thomas J. Salerno
                                Jordan A. Kroop
                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                       Two Renaissance Square, Suite 2700
                            40 North Central Avenue
                             Phoenix, Arizona 85004
                                 (602) 528-4000

                               Counsel to Debtors

                              Dated: March 15, 2006

                                TABLE OF CONTENTS

                                                                                        PAGE
I.    INTRODUCTION AND SUMMARY .........................................................   1
      A.      Overview .................................................................   1
      B.      Notice to Holders of Claims and Equity Interests .........................   2
      C.      Summary Of Treatment Of Claims And Equity Interests Under The Plan .......   3
      D.      Voting Procedures, Ballots, and Voting Deadline ..........................   4
      E.      Confirmation Procedures ..................................................   5

II.   BACKGROUND REGARDING THE DEBTORS .................................................   7
      A.      Overview of Business Operations ..........................................   7
      B.      Selected Financial Information for The Debtors ...........................   7
      C.      Prepetition Debt .........................................................   7
      D.      Prepetition Capital Structure ............................................   8
      E.      Events Precipitating the Chapter 11 Cases ................................   8

III.  SIGNIFICANT EVENTS IN CHAPTER 11 CASES ...........................................   8
      A.      Continuation of Business; Automatic Stay .................................   8
      B.      "First Day" and Administrative Orders ....................................   9
      C.      Other Significant Events During the Chapter 11 Cases .....................   9

IV.   DESCRIPTION OF THE PLAN ..........................................................  10
      A.      Introduction .............................................................  10
      B.      Summary of Claims Process, Bar Date, and Professional Fees ...............  10
      C.      Classification and Treatment of Claims and Equity Interests ..............  11
      D.      Treatment of Unclassified Claims .........................................  12
              1.      Administrative Claims ............................................  12
              2.      Preserved Ordinary Course Administrative Claims ..................  12
              3.      Priority Tax Claims ..............................................  12
              4.      Professional Fees ................................................  12
              5.      Treatment ........................................................  13
      E.      Treatment of Classified Claims and Interests .............................  14
              1.      Class 1 (Priority Claims) ........................................  14
              2.      Class 2 (Secured Tax Claims) .....................................  14
              3.      Class 3 (Miscellaneous Secured Claims) ...........................  15
              4.      Class 4 (General Unsecured Claims) ...............................  15
              5.      Class 5 (Equity Interests and Equity Related Claims) .............  16

V.    IMPLEMENTATION OF THE PLAN .......................................................  17
      A.      Plan Funding .............................................................  17
              1.      Effective Date Payments ..........................................  17
              2.      Net Assets .......................................................  17
              3.      Disputed Claims ..................................................  17
      B.      Public Company Status ....................................................  18
      C.      Certificate of Incorporation and Bylaws ..................................  18
      D.      Directors and Officers of Reorganized TFS ................................  18

VI.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES .........................................  18

                                TABLE OF CONTENTS
                                  (continued)

                                                                                        PAGE
       A.     Assumption and Rejection of Contracts and Leases .........................  18
       B.     Cure of Defaults .........................................................  19
       C.     Rejection Damages Bar Date ...............................................  19
       D.     Indemnification Obligations ..............................................  19
       E.     Benefit Plans ............................................................  20
              1.      Generally ........................................................  20
              2.      Regulatory Approvals .............................................  20
              3.      Retirees .........................................................  20

VII.   DESCRIPTION OF OTHER PROVISIONS OF THE PLAN .....................................  21
       A.     Substantive Consolidation ................................................  21
       B.     Vesting of Assets ........................................................  21
       C.     Discharge ................................................................  21
       D.     Injunction ...............................................................  22
       E.     Exculpation ..............................................................  22
       F.     Release ..................................................................  23
       G.     Preserved Litigation Claims and Disputed Claims Resolution ...............  23
       H.     Preservation of Insurance ................................................  23
       I.     Retention of Jurisdiction After the Effective Date .......................  23

VIII.  ACCEPTANCE AND CONFIRMATION OF THE PLAN .........................................  25
       A.     Acceptance of the Plan ...................................................  25
       B.     Feasibility of the Plan ..................................................  25
       C.     Best Interests Test ......................................................  26
              1.      Explanation ......................................................  26
              2.      Application to the Liquidation Analysis ..........................  27

IX.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN .............................  28
       A.     Introduction .............................................................  28
       B.     United States Federal Income Tax Consequences to the Debtors .............  28
       C.     Federal Income Tax Consequences to Creditors .............................  29
              1.      Sale or Exchange of Claims .......................................  30
              2.      Accrued Interest .................................................  30
              3.      Market Discount ..................................................  31
              4.      Other Claimholders ...............................................  31
              5.      Information Reporting and Backup Withholding .....................  31
       D.     Federal income Tax Consequences to Holders of Equity Interests ...........  32
       E.     Importance of Obtaining Professional Tax Assistance ......................  32

X.     RISK FACTORS ....................................................................  32
       A.     Generally ................................................................  32
       B.     Dependence on Key Personnel ..............................................  33
       C.     Reorganization Factors ...................................................  33
              1.      Financial Considerations .........................................  33
              2.      Risk of Non-Confirmation of the Plan .............................  34

                                TABLE OF CONTENTS
                                  (continued)

                                                                                        PAGE
XI.   ALTERNATIVES TO THE PLAN .........................................................  34
      A.     Continuation of the Chapter 11 Cases ......................................  34
      B.     Alternative Plans of Reorganization .......................................  34
      C.     Liquidation Under Chapter 7 ...............................................  34
XII.  CONCLUSION .......................................................................  35
      A.     Hearing on and Objections to Confirmation .................................  35
             1. Confirmation Hearing ...................................................  35
             2. Deadline for Objections to Confirmation ................................  35
      B.     Recommendation ............................................................  35

                       APPENDICES TO DISCLOSURE STATEMENT

Appendix 1 -- Amended Joint Plan of Reorganization

Appendix 2 -- Order Approving Disclosure Statement

Appendix 3 -- Selected Financial Information

Appendix 4 -- Liquidation Analysis

                          I. INTRODUCTION AND SUMMARY

A.    OVERVIEW

      Three-Five Systems, Inc. ("TFS") filed its voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court") on September 8, 2005. TFS-DI, Inc. ("TFS-DI") filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on September 22, 2005. (Each date is a "Petition Date" as the context requires. TFS and TFS-DI are the "Debtors.") The Bankruptcy Court has approved this disclosure statement (the "Disclosure Statement") under Bankruptcy Code Section 1125 in connection with confirmation of the Amended Joint Plan of Reorganization (the "Plan") proposed by the Debtors in these Chapter 11 cases (the "Chapter 11 Cases"). The Plan was filed with the Bankruptcy Court on March 15, 2006, superseding a previous plan of reorganization filed on January 6, 2006. The following introduction and summary is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings given to them in the Plan. A copy of the Plan, separately filed in the Chapter 11 Cases, is APPENDIX 1 to this Disclosure Statement.

      This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated reorganization of Reorganized TFS. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the reasons why no voting on the Plan is necessary. Certain provisions of the Plan, and thus the descriptions and summaries contained in this Disclosure Statement, may be the subject of continuing negotiations among the Debtors and various parties, may not have been finally agreed on, and may be modified. Those modifications, however, will not have a material effect on the distributions contemplated by the Plan.

      Each Debtor is a proponent of the Plan within the meaning of Bankruptcy Code Section 1129. The Plan contains separate Classes and proposes recoveries for holders of Claims against and Equity Interests in the Debtors. After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to Creditors will be maximized by the reorganization of the Debtors as contemplated by the Plan.

      Specifically, the Debtors believe that an orderly liquidation of all the Debtors' assets during the Chapter 11 Cases and after confirmation of the Plan provides Creditors and holders of Equity Interests with the maximum possible recovery under the circumstance. This conclusion is demonstrated by the liquidation analysis prepared by the Debtors' management with the assistance of the Debtors' financial advisors, Bridge Associates LLC ("Bridge").

B.    NOTICE TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

      This Disclosure Statement is being used to solicit votes on the Plan only from holders of Equity Interests, and is being transmitted to Creditors and other parties in interest for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of an Equity Interest to make a reasonably informed decision with respect to the Plan before voting to accept or reject the Plan.

      By order (APPENDIX 2 to this Disclosure Statement) the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Equity Interests to vote on the Plan as required by Bankruptcy Code Section 1125. The Bankruptcy Court's approval of this Disclosure Statement does not constitute either a guaranty of the accuracy or completeness of the information contained in this Disclosure Statement or the Bankruptcy Court's endorsement of the Plan.

      HOLDERS OF EQUITY INTERESTS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND COMPLETELY BEFORE DECIDING TO ACCEPT OR REJECT THE PLAN. IF A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND A TERM OF THE PLAN CONFLICT, THE PLAN GOVERNS.

      This Disclosure Statement and the other materials included in the solicitation package are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes on the Plan. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained in this Disclosure Statement.

      Certain of the information contained in this Disclosure Statement is by its nature forward-looking and contains estimates, assumptions and projections that may be materially different from actual or future results. Except as otherwise specifically stated, this Disclosure Statement does not reflect any events that may occur after the date of this Disclosure Statement and that may have a material impact on the information contained in this Disclosure Statement. None of the Debtors or Reorganized TFS intend to update the information contained in this Disclosure Statement.

      Except where specifically noted, the financial information contained in this Disclosure Statement has not been audited by a certified public accountant and may not have been prepared in accordance with generally accepted accounting principles.

      The information contained in this Disclosure Statement is included for purposes of soliciting acceptances of the Plan and may not be relied on for any purpose other than to determine how to vote on the Plan. No person may give any information or make any representations, other than the information and representations contained in this Disclosure Statement, regarding the Plan.

      This Disclosure Statement has been prepared in accordance and compliance with Bankruptcy Code Section 1125 and Bankruptcy Rule 3016(b) and not necessarily in accordance with federal or state securities laws or other non-bankruptcy law. This Disclosure Statement has been neither approved nor disapproved by the Securities and Exchange Commission (the "SEC"), nor has the SEC passed on the accuracy or adequacy of the statements contained in this Disclosure Statement.

      This Disclosure Statement may not be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan on holders of Claims against, or Equity Interests in, the Debtors.

C.    SUMMARY OF TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

      The Plan constitutes a joint plan of reorganization for the Debtors and the substantive consolidation of the Debtors' Estates. The Plan contains definitions and rules of interpretation and provides the treatment of separate classes for holders of Claims against, and Equity Interests in, the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified.

      The table below summarizes the classification and treatment of the principal prepetition Claims and Equity Interests under the Plan. The classification and treatment for all Classes are described in more detail in Articles 4 and 5 of the Plan.

 CLASS    DESCRIPTION              TREATMENT
--------------------------------------------------------------------------------------------------------------------
   1      Priority Claims          Each holder of an Allowed Priority Claim other than a Priority Tax
                                   Claim will receive Cash in an amount equal to its Allowed Priority
          (UNIMPAIRED;             Claim on the later of: (i) the Effective Date, or as soon after that date as
          DEEMED TO ACCEPT)        practicable; and (ii) 30 days after the Priority Claim is Allowed; unless, before the later of these two dates, the holder of the Claim and
                                   Reorganized TFS agree in writing to a different date.

   2      Secured Tax Claims       Each holder of an Allowed Secured Tax Claim will receive Cash in an amount equal to its Allowed Secured Tax Claim on the latest of: (i) the
          (UNIMPAIRED;             Effective Date, or as soon after that date as practicable; (ii) any date the
          DEEMED TO ACCEPT)        Bankruptcy Court may fix, or as soon after that date as practicable;
                                   (iii) 30 days after the Secured Tax Claim is Allowed; and (iv) the date on which the Secured Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; unless, before the latest of the above dates, the holder of the Claim and Reorganized TFS agree in writing to a different date.

   3      Miscellaneous            Each holder of an Allowed Miscellaneous Secured Claim will receive
          Secured Claim            Cash in an amount equal to its Allowed Miscellaneous Secured Claim on the latest of: (i) the Effective Date, or as soon after that date as
          (UNIMPAIRED;             practicable; (ii) any date the Bankruptcy Court may fix, or as soon after
          DEEMED TO ACCEPT)        that date as practicable; (iii) 30 days after the Miscellaneous Secured
                                   Claim is Allowed; and (iv) the date on which the Miscellaneous Secured
                                   Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; unless, before the latest of the above dates, the holder of the Claim and Reorganized TFS agree in writing to a different date.

 CLASS    DESCRIPTION              TREATMENT
--------------------------------------------------------------------------------------------------------------------
   4      General Unsecured        (i) Amount of Distributions. Each holder of an Allowed General
          Claims                   Unsecured Claim will receive from Reorganized TFS Cash in an amount equal to the amount of the Allowed General Unsecured Claim plus
          (UNIMPAIRED;             interest accruing from the Petition Date through the Confirmation Date
          DEEMED TO ACCEPT)        at the Legal Interest Rate.
                                   (ii) Timing of Distributions. Reorganized TFS will make at least partial distributions of Cash from the Net Assets to holders of Allowed General
                                   Unsecured Claims, beginning on the later of (A) the Effective Date, or as soon after that date as practicable and (B) 30 days after the General
                                   Unsecured Claim is Allowed, then continuing periodically until all
                                   Allowed General Unsecured Claims are paid in full and no Disputed
                                   General Unsecured Claims remain Disputed.

   9      Equity Interests and     (i) Subordination. Under Bankruptcy Code Section 510(b), each Equity
          Equity Related           Related Claim is subordinated to all Claims or Equity Interests senior or
          Claims                   equal to the Claim or Equity Interest represented by the Equity Related
                                   Claim, except that if the Equity Related Claim relates to TFS's common
          (POSSIBLY IMPAIRED;      stock, the Equity Related Claim has the same priority as the Equity
          ENTITLED TO VOTE)        Interests represented by that common stock.
                                   (ii) Amount of Distributions. Each holder of an Allowed Equity Interest or Allowed Equity Related Claim will receive from Reorganized TFS
                                   Cash in an amount equal to the holder's Pro Rata share of the Net Assets remaining after distributions to holders of Allowed General Unsecured
                                   Claims under Section 5.04.b(i) of the Plan are complete.
                                   (iii) Timing of Distributions. Reorganized TFS will only begin distributions from the Net Assets on account of Equity Interests or
                                   Equity Related Claims once sufficient Net Assets are reserved for complete distributions to holders of Allowed General Unsecured Claims under Section 5.04.b(i) of the Plan (including sufficient reserves in the
                                   Maximum Amount for all General Unsecured Claims that are Disputed at that time). Reorganized TFS will make periodic Pro Rata distributions to holders of Allowed Equity Interests and Allowed Equity Related
                                   Claims of all Net Assets converted to Cash, net of any reserves
                                   Reorganized TFS believes in good faith are necessary to pay costs associated with converting remaining non-Cash Net Assets into Cash, making such distributions, winding up the affairs of Reorganized TFS, and completing any other task or responsibility reasonably contemplated by the Plan. Once all Net Assets have been converted to Cash,
                                   Reorganized TFS will make a final Pro Rata distribution to holders of
                                   Allowed Equity Interests and Allowed Equity Related Claims in full and final satisfaction and redemption of all Allowed Equity Interests and
                                   Allowed Equity Related Claims.


D.    VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

      Accompanying this Disclosure Statement are, among other things, copies of:
(1) the Plan (APPENDIX 1 and separately filed in these Chapter 11 Cases); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider confirmation of the Plan, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"); and (3) if you are entitled to vote, one or more Ballots (and return envelopes along with detailed instructions accompanying the Ballots) to be used in voting to accept or reject the Plan.

      After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by completing the appropriate Ballot. You must provide all the information requested on the Ballot; failure to do so may result in your vote being disqualified.

      In order for your vote to be counted, your Ballot must be properly completed and ACTUALLY RECEIVED no later than May 26, 2006 at 5:00 p.m. Pacific Time (the "Voting Deadline") by CPT Group, Inc. (the "Voting Agent"). Your Ballot contains the address and contact information for the Voting Agent. BALLOTS SHOULD NOT BE SENT OR DELIVERED TO THE DEBTORS, COUNSEL TO THE DEBTORS, THE BANKRUPTCY COURT, OR ANY OTHER PARTY OTHER THAN THE VOTING AGENT. BALLOTS NOT RECEIVED BY THE VOTING DEADLINE AND BY THE VOTING AGENT WILL NOT BE COUNTED.

      If: (1) you have any questions about the procedure for voting or the packet of materials that you have received; or (2) you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to either of those documents, please contact:

      Ms. Karen Graves
      Squire, Sanders & Dempsey L.L.P.
      40 North Central Avenue
      Suite 2700
      Phoenix, AZ 85004
      Telephone: (602) 528-4000
      kgraves@ssd.com

E.    CONFIRMATION PROCEDURES

      Under Bankruptcy Code Section 1126(f), if a class of claims or interests is unimpaired under a plan, that class (and each member of that class) is conclusively presumed to have voted in favor of the plan and is not solicited to vote on the plan. In these Chapter 11 Cases, the Plan contains four Classes of Creditors and one Class of Equity Interests and Equity Related Claims. All four Classes of Creditors are unimpaired, as defined in Bankruptcy Code Section 1124, under the Plan. All Creditors in all Classes, therefore, are presumed to have voted in favor of the Plan. The Class of Equity Interests and Equity Related Claims is possibly impaired under the Plan. Accordingly, the Debtors will be soliciting votes on the Plan only from the Class of Equity Interests and Equity Related Claims.

      The Bankruptcy Court has scheduled the Confirmation Hearing to begin on June 13, 2006 at 10:00 a.m. (Arizona time) before the Honorable Redfield T. Baum, Chief United States Bankruptcy Judge, United States Bankruptcy Court, 203 North 1st Avenue, Phoenix, Arizona 85004. The Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for an announcement of the adjournment date made at the Confirmation Hearing. The Bankruptcy Court has ordered that any objections to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before June 6, 2006, at 5:00 p.m. (Arizona time) by:

COUNSEL TO THE DEBTORS:                      THE UNITED STATES TRUSTEE:
SQUIRE, SANDERS & DEMPSEY L.L.P.             OFFICE OF THE U.S. TRUSTEE
Two Renaissance Square                       203 North 1 st Avenue
40 North Central Avenue, Suite 2700          Phoenix, Arizona 85004
Phoenix, Arizona 85004                       Attn: Larry Watson, Esq.
Attention: Thomas J. Salerno, Esq.           Telephone: (602) 682-2600
           Jordan A. Kroop, Esq.
Telephone: (602) 528-4000

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN AND SUPPORT CONFIRMATION OF THE PLAN.

                      II. BACKGROUND REGARDING THE DEBTORS

A.    OVERVIEW OF BUSINESS OPERATIONS

      TFS, through subsidiary companies, was a global provider of electronics manufacturing services. TFS designed and manufactured electronic printed circuit board assemblies and complete systems for customers in the computing, consumer, industrial, medical, telecommunications, and transportation industries. TFS's core capabilities allowed customers to outsource all stages of product engineering, development, materials procurement and management, manufacturing, and testing. TFS subsidiaries also provided a wide range of aftermarket support such as repairs, refurbishment, systems upgrades, and spare part manufacturing.

      Virtually all TFS's operating assets and functions have been maintained and conducted at the subsidiary level. Historically, TFS conducted its businesses in various subsidiary-operated facilities throughout the world, serving various geographic areas and industry segments. (In the first quarter of 2005, North American sales represented approximately 67% of TFS's net sales; Asia, approximately 9%; and Europe, 24%, as reported in TFS's 10Q for the quarter ended March 31, 2005). In the beginning of 2004, TFS began to divest certain of its subsidiary-owned operations, including the sale of facilities in Massachusetts, Beijing, the United Kingdom, and the Philippines. As of the Petition Date, what remained were two principal facilities, each owned by a separate subsidiary: (a) TFS Electronic Manufacturing Systems, Inc., a wholly-owned subsidiary with its principal place of business in Redmond, Washington ("TFS-EMS"); and (b) TFS Electronics Manufacturing Services Sdn. Bhd. ("TFS-Malaysia"), a subsidiary wholly-owned by TFS International, Ltd. and TFS International II, Ltd., two Bermuda corporations (together, the "Bermuda Subs") that themselves are wholly-owned by TFS, with its principal place of business in Penang, Malaysia. In August 2005, TFS-EMS commenced its own separately administered Chapter 11 proceeding in the Bankruptcy Court. As part of that proceeding, substantially all TFS-EMS's assets were sold to Applied Technical Services Corporation as a going concern. As described below, a sale of all stock in TFS-Malaysia was completed in October 2005.

B.    SELECTED FINANCIAL INFORMATION FOR THE DEBTORS

      APPENDIX 3 contains financial information pertaining to the Debtors, in the form of income statements for fiscal years 2003, 2004, and 2005 (January through October only) and a balance sheet as of the Effective Date of the Plan (assumed for purposes of the balance sheet as May 15, 2006).

C.    PREPETITION DEBT

      As of the Petition Date, the Debtors had no significant secured or other bank debt. All the Debtors' prepetition obligations were composed primarily of vendor and contract claims. Virtually none of this indebtedness is secured by any of the Debtors' assets.

D.   PREPETITION CAPITAL STRUCTURE

     The shares of TFS are publicly held. TFS is the ultimate holding company parent of certain operating subsidiaries. Most of TFS's subsidiaries were sold or otherwise liquidated before these Chapter 11 Cases began. TFS-DI is a wholly-owned direct subsidiary of TFS but did not maintain significant business operations as a distinct entity for any significant period before the Petition Date. (TFS-DI would be merged into Reorganized TFS on the Effective Date of the Plan.) As of the Petition Date, TFS maintained business operations through two subsidiaries: (1) TFS Electronic Manufacturing Services, Inc. ("TFS-EMS"), 100% of the shares of which are owned by TFS, and which is also a Chapter 11 debtor in a separately administered Chapter 11 case before the Bankruptcy Court; and
(2) TFS Electronic Manufacturing Services Sdn. Bhd., a Malasian corporation 100% of whose stock were held by two Bermuda subsidiaries of TFS. During the Chapter 11 Cases, all the shares of the Malasian subsidiary were sold to a third party. In November 2005, substantially all the assets of TFS-EMS were sold to a third party under an order of the Bankruptcy Court in TFS-EMS's own Chapter 11 case.

E.   EVENTS PRECIPITATING THE CHAPTER 11 CASES

     Primarily because the Debtors' principal remaining operating assets in Redmond and Penang were positioned for sale, the Debtors determined that a Chapter 11 proceeding was the optimal means by which to maximize the value and preserve the Debtors' assets for ultimate distribution to Creditors and holders of Equity Interests. The Debtors believed and still believe that value in the Consolidated Estate will be such, as of the Effective Date, that distributions to holders of Equity Interests on account of their Equity Interests will be possible under the Plan. For that reason, the Debtors intended to use the Chapter 11 process to uncover, analyze, and evaluate all Claims against the Debtors so that no distributions to holders of Equity Interests would occur without the Debtors being sure that all Claims had been paid in full with interest at the required legal rate. The Debtors believed that only a Chapter 11 process, with the automatic stay and claims bar date provisions in the Bankruptcy Code, could ensure that all possible Claims were uncovered, analyzed, evaluated, and paid before any distributions on account of Equity Interests were made.

                   III. SIGNIFICANT EVENTS IN CHAPTER 11 CASES

A.   CONTINUATION OF BUSINESS; AUTOMATIC STAY

     The Chapter 11 Cases were assigned to the Honorable Redfield T. Baum, Chief United States Bankruptcy Judge for the District of Arizona. Since the Petition Dates, the Debtors have continued to operate their businesses and manage their properties as debtors-in-possession under Bankruptcy Code Sections 1107(a) and 1108. No trustee has been appointed in the Chapter 11 Cases. No official committee of unsecured creditors has been appointed in the Chapter 11 Cases.

     An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code that, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the commencement or continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of the Plan.

B.   "FIRST DAY" AND ADMINISTRATIVE ORDERS

     At the beginning of the Chapter 11 Cases, the Bankruptcy Court entered several orders that the Debtors requested for purposes of maintaining ongoing business operations and to ensure that the Chapter 11 filings would not disrupt those operations. These orders, among other things, authorized the Debtors to pay certain prepetition claims and granted other relief necessary to facilitate the Debtors' transition between prepetition and postpetition business operations. The orders authorized, among other things:

     -    the retention of the following professionals to serve on behalf of the
          Debtors: Squire, Sanders & Dempsey L.L.P., as restructuring counsel; SG Cowen & Co., LLC, as investment bankers; Baker & McKenzie, as special litigation counsel; and Bridge Associates LLC, as chief restructuring officer and financial advisor;

     - the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed before the Petition Dates and the continued use of existing business forms;

     -    the continuation of utility services during the Chapter 11 Cases;

     - the payment of employees' accrued prepetition wages and obligations associated with the Debtors' employee benefits plans; and

     -    procedures for the interim payment of professional fees and expenses.

C.   OTHER SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

     The Debtors obtained authority from the Bankruptcy Court to adopt and implement a key employee retention program designed to ensure that the Debtors' key management personnel will remain with the Debtors through the completion of the Debtors' restructuring under the Plan and ensure smooth business operations during the Chapter 11 Cases.

     On October 31, 2005, the Bermuda Subs sold their only asset, 100% of the outstanding shares of TFS-Malaysia, to Kontron Embedded Technology, Inc. The Bermuda Subs paid the sale proceeds of approximately $2 million to TFS as a dividend.

     Effective November 30, 2005, TFS rejected its lease for its principal facility in Tempe, Arizona. The landlord of that facility owes TFS approximately $2 million under a promissory note given as consideration in TFS's prior sale of the Tempe facility to the landlord. The Debtors believe that any Claim in the landlord's favor arising from the rejection of the Tempe lease is more than offset by the landlord's obligations under the note.

     During, but not a part of, the Chapter 11 Cases, TFS-EMS rejected its lease agreement pertaining to its facility in Redmond, Washington. Prepetition, TFS provided that facility's landlord (the "Redmond Landlord") with a guaranty of TFS-EMS's obligations under that lease.

TFS-EMS's rejection of the lease created a potential claim in favor of the Redmond Landlord under the guaranty. On November 30, 2005, the Redmond Landlord drew on a letter of credit that TFS posted to secure the lease and the guaranty, and now holds $600,000 in proceeds from that letter of credit. The Redmond Landlord filed a claim against TFS in excess of $5 million, which TFS believes is facially objectionable on many bases and overstates the Redmond Landlord's allowable claim under the Bankruptcy Code by several million dollars. TFS filed a comprehensive objection to that claim and will be prosecuting that objection in due course.

     TFS is a creditor of TFS-EMS on account of approximately $13 million in loans TFS advanced to TFS-EMS before TFS-EMS's bankruptcy proceedings began (the "TFS-EMS Loan Claim"). On December 21, 2005, the Official Committee of Unsecured Creditors in the TFS-EMS Chapter 11 case (the "EMS Committee") filed a complaint against TFS seeking, among other things, to subordinate the TFS-EMS Loan Claim to the claims of all other creditors of TFS-EMS or, alternatively, to substantively consolidate the assets and liabilities of TFS-EMS with those of TFS. TFS has answered the complaint and intends to oppose vigorously and defend against the relief sought in the complaint. The EMS Committee also filed what purports to be a proof of claim in the TFS Chapter 11 case based on the same allegations made in the complaint. TFS has filed a comprehensive objection to that proof of claim based not only on the positions TFS has taken in the answer to the complaint, but also on TFS's position that the purported proof of claim is a procedurally and legally improper means by which to assert the EMS Committee's positions with respect to the TFS-EMS Loan Claim.

                           IV. DESCRIPTION OF THE PLAN

A.   INTRODUCTION

     This section provides a summary of the Plan's structure, classification, treatment, and implementation. Although the statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to in the Plan, this Disclosure Statement does not purport to be a precise or complete statement of all the terms and provisions of the Plan or documents referred to in the Plan. Refer to the Plan and its exhibits for a complete statement of all the Plan's terms.

     The Plan itself and the documents it refers to will control the treatment of Creditors and Equity Interest holders under the Plan and will, on the Effective Date, be binding on all parties-in-interest, including holders of Claims against, and Equity Interests in, the Debtors and Reorganized TFS.

B.   SUMMARY OF CLAIMS PROCESS, BAR DATE, AND PROFESSIONAL FEES

     The Bankruptcy Court entered orders (the "Bar Date Orders") setting January 13, 2006 as the deadline for filing proofs of claim against TFS and January 31, 2006 as the deadline for filing proofs of claim against TFS-DI (each a "Bar Date"). The Bar Date covers most Claims, including Claims of governmental units, but excludes certain other Claims, including Claims based on the rejection of executory contracts and unexpired leases, as to which the bar date is controlled by provisions of the Bar Date Orders, the Plan, and orders of the Bankruptcy Court authorizing the rejection of contracts or leases. The Debtors' claims and noticing agent provided notice of the TFS-related Bar Date by mailing to each person listed in TFS's Schedules a notice of the Bar Date, a copy of the TFS-related Bar Date Order, and a proof of claim form. In addition, the Debtors published notice of the TFS-related Bar Date in the national editions of USA Today and the Wall Street Journal. Counsel for the Debtors provided notice of the TFS-DI-related Bar Date by mailing to each person listed in TFS-DI's Schedules a notice of the Bar Date, a copy of the TFS-DI-related Bar Date Order, and a proof of claim form. The Bankruptcy Court entered an order that modified the TFS-related Bar Date Order, principally to excuse the filing of proofs of equity interests by the January 13, 2006 Bar Date. That order did not alter the setting or the effect of the January 13, 2006 Bar Date on any claim of any kind against TFS.

     As noted above, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the "Interim Compensation Order"). The Interim Compensation Order requires professionals retained by the Debtors in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay 80% of the requested fees and 100% of the requested expenses pending interim approval by the Bankruptcy Court. The remaining 20% of the requested fees in the fee statements are paid only on further order of the Bankruptcy Court. The Interim Compensation Order requires the Debtors' professionals to file applications for approval of their fees and expenses every three months for the preceding three-month period. All interim fee applications filed in the Chapter 11 Cases are subject to final approval by the Bankruptcy Court.

C.   CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.

     Bankruptcy Code Section 1122 requires that a plan of reorganization classify the claims of a debtor's creditors and the interest of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if the claim or interest is substantially similar to the other claims or interests of that class. The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.

     The Debtors believe that they have classified all Claims and Equity Interests in compliance with the requirements of the Bankruptcy Code. If a holder of a Claim or Equity Interest challenges the Plan's classification of Claims or Equity Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to modify the classifications of Claims or Equity Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation. Except if a modification of classification adversely affects the treatment of a holder of a Claim or Equity Interest, acceptance of the Plan by any holder of a Claim or Equity Interest will be deemed to be a consent to the Plan's treatment of the holder of a Claim or Equity Interest regardless of the class as to which that holder ultimately is deemed to be a member.

D.   TREATMENT OF UNCLASSIFIED CLAIMS

     1.   Administrative Claims

     An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code Section 503(b), 507(b), and 546(c)(2) and entitled to priority under Bankruptcy Code Section 507(a)(1). If a Claim is Allowed as an Administrative Claim under Bankruptcy Code Section 365(d)(3), that Claim will also be treated as an Administrative Claim under the Plan. Administrative Claims include, for example, quarterly fees to the United States Trustee payable under Section 1930 of Title 28 of the United States Code, Claims for the payment of Professional Fees, actual and necessary costs and expenses incurred in the ordinary course of the Debtors' business or of preserving the Debtors' Estates, and Preserved Ordinary Course Administrative Claims.

     The Debtors estimate that, assuming an Effective Date of May 15, 2006, unpaid Allowed Administrative Claims will total approximately $400,000, almost entirely comprising Professional Fee Claims as follows:

                                                                                                 ESTIMATED
PROFESSIONAL                                                                                       FEES
------------                                                                                       -----
BRIDGE ASSOCIATES LLC -- Financial advisors to Debtors                                          $    140,000
SQUIRE, SANDERS & DEMPSEY L.L.P. -- Counsel to Debtors                                          $    140,000
BAKER & MCKENZIE -- Litigation counsel to Debtors                                               $     25,000
JENNINGS, HAUG & CUNNINGHAM L.L.P. -- Counsel to Equityholders' Committee                       $     80,000
CPT GROUP, INC. -- Claims and noticing agent for Debtors                                        $     15,000
                                                                                          -------------------
                                                                                     TOTAL      $    400,000

     2.   Preserved Ordinary Course Administrative Claims

     These are generally Claims for liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases relating to the purchase, lease, or use of goods and services, including services provided by the Debtors' employees.

     3.   Priority Tax Claims

     These are Claims of a governmental entity for taxes entitled to priority under Bankruptcy Code Section 507(a)(8).

     4.   Professional Fees

     Claims for Professional Fees are Claims of professionals providing services to certain parties involved in the Chapter 11 Cases.

     5.   Treatment.

     Allowed Administrative Claims. Each Allowed Administrative Claim (other than a Preserved Ordinary Course Administrative Claim or Professional Fee Claim) will be paid in full in Cash (or otherwise satisfied in accordance with its terms) on the latest of: (a) the Effective Date, or as soon after that date as practicable; (b) any date the Bankruptcy Court may fix, or as soon after that date as practicable; (c) 30 days after the Claim is Allowed; and (d) any date on which the holder of the Claim and the Debtors or Reorganized TFS agree.

     Preserved Ordinary Course Administrative Claims. Each Allowed Preserved Ordinary Course Administrative Claim will be paid in full in Cash at Reorganized TFS's election either: (a) in accordance with the terms and conditions under which the Claim arose; or (b) in the ordinary course of Reorganized TFS's business. Payments will be made without further action by the holder of the Preserved Ordinary Course Administrative Claim.

     Allowed Priority Tax Claims. Any Allowed Priority Tax Claim will be paid in full in Cash on the later of the Effective Date (or as soon after that date as practicable) and 30 days after the Claim is Allowed, but the Debtors or Reorganized TFS may elect to pay any Allowed Priority Tax Claim through regular installment payments in Cash of a total value, as of the Effective Date, equal to the Allowed amount of the Claim, over a period ending not later than five years after the Petition Date, and in a manner not less favorable than the most favored General Unsecured Claim provided for by this Plan. If the Debtors or Reorganized TFS so elect, the installment payments will be made in equal quarterly installments of principal plus simple interest on the unpaid portion of the Allowed Priority Tax Claim accruing from the Effective Date at the rate of six percent per year. The first payment will be made on the latest of: (a) the Effective Date, or as soon after that date as practicable; (b) 30 days after the Claim is Allowed, or as soon after than date as practicable; and (c) another date on which the holder of the Claim and the Debtors or Reorganized TFS agree. Reorganized TFS retains the right to prepay any Allowed Priority Tax Claim, or any remaining balance of such a Claim, in full or in part, at any time on or after the Effective Date without premium or penalty.

     Professional Fee Claims. Each Allowed Professional Fee Claim will be paid in full in Cash: (a) no later than three days after the Professional Fee Claim is Allowed; (b) on any other terms the holder of an Allowed Professional Fee Claim and the Debtors or Reorganized TFS may agree; or (c) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. Each Person seeking an award by the Bankruptcy Court of Professional Fees must file with the Bankruptcy Court and serve on Reorganized TFS its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within 60 days after the Effective Date.

     All claims of Professionals for services rendered or expenses incurred after the Confirmation Date in connection with the Chapter 11 Cases and the Plan including those relating to consummation of the Plan, any appeal of the Confirmation Order, the preparation, filing, and review of Professional Fee Claims, the prosecution of Avoidance Actions and Preserved Litigation Claims, and the resolution of Disputed Claims, will be paid by Reorganized TFS on receipt of an invoice, or on such other terms as Reorganized TFS and the Professional may agree, without the need for further Bankruptcy Court authorization or entry of a Final Order.

Reorganized TFS has ten days after receiving any such invoice to object to any item contained in that invoice. If Reorganized TFS and any Professional cannot agree on the amount of post-Confirmation Date fees and expenses to be paid to the Professional, the Bankruptcy Court will determine that amount.

E.   TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

     In accordance with Bankruptcy Code Section 1123(a)(1), set forth below is a designation of classes of Claims against and Equity Interests in the Debtors (except the unclassified Claims receiving the treatment described in Section IV.D above). A Claim or Interest is placed in a particular Class for the purpose of receiving distributions in accordance with the Plan only to the extent that a Claim or Equity Interest has not been paid, released, or otherwise settled before the Effective Date. The treatment of classified Claims and Equity Interests and the provisions governing distributions on account of Allowed Claims and Allowed Equity Interests is set forth in Articles 4 and 5 of the Plan. You should refer to the Plan itself for the complete provisions governing the treatment of your particular Claim or Equity Interest.

     1.   Class 1 (Priority Claims)

     Class 1 consists of all Priority Claims other than Priority Tax Claims. Class 1 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 1 are deemed to have accepted the Plan and are not entitled to vote on the Plan. Each holder of an Allowed Priority Claim other than a Priority Tax Claim will receive Cash in an amount equal to its Allowed Priority Claim on the later of: (i) the Effective Date, or as soon after that date as practicable; and
(ii) 30 days after the Priority Claim is Allowed; unless, before the later of these two dates, the holder of the Claim and Reorganized TFS agree in writing to a different date.

     As of the assumed Effective Date of the Plan, the Debtors estimate that Allowed Priority Claims will total approximately $25,000.

     2.   Class 2 (Secured Tax Claims)

     Class 2 consists of all Secured Tax Claims. Each holder of a Secured Tax Claim is considered to be in its own separate subclass within Class 2, and each subclass is deemed to be a separate Class for purposes of the Plan. Class 2 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 2 are deemed to have accepted the Plan and are not entitled to vote on the Plan. Each holder of an Allowed Secured Tax Claim will receive Cash in an amount equal to its Allowed Secured Tax Claim on the latest of: (i) the Effective Date, or as soon after that date as practicable; (ii) any date the Bankruptcy Court may fix, or as soon after that date as practicable; (iii) 30 days after the Secured Tax Claim is Allowed; and (iv) the date on which the Secured Tax Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; unless, before the latest of the above dates, the holder of the Claim and Reorganized TFS agree in writing to a different date.

     The Debtors are unaware of any significant Secured Tax Claims that will remain unpaid as of the assumed Effective Date of the Plan.

     3.   Class 3 (Miscellaneous Secured Claims)

     Class 3 consists of all Miscellaneous Secured Claims other than the Secured Tax Claims in Class 2. Each holder of a Miscellaneous Secured Claim is considered to be in its own separate subclass within Class 3, and each subclass is deemed to be a separate Class for purposes of the Plan. Class 3 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 3 are deemed to have accepted the Plan and are not entitled to vote on the Plan. Each holder of an Allowed Miscellaneous Secured Claim will receive Cash in an amount equal to its Allowed Miscellaneous Secured Claim on the latest of: (i) the Effective Date, or as soon after that date as practicable; (ii) any date the Bankruptcy Court may fix, or as soon after that date as practicable; (iii) 30 days after the Miscellaneous Secured Claim is Allowed; and (iv) the date on which the Miscellaneous Secured Claim is scheduled to be paid in the ordinary course of business under applicable law or regulation; unless, before the latest of the above dates, the holder of the Claim and Reorganized TFS agree in writing to a different date.

     The Debtors are unaware of any significant Miscellaneous Secured Claims that will remain unpaid as of the assumed Effective Date of the Plan.

     4.   Class 4 (General Unsecured Claims)

     Class 4 consists of all General Unsecured Claims against the Debtors. Class 4 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 4 are deemed to have accepted the Plan and are not entitled to vote on the Plan.

          a. Amount of Distributions. Each holder of an Allowed General Unsecured Claim will receive from Reorganized TFS Cash in an amount equal to the amount of the Allowed General Unsecured Claim plus interest accruing from the Petition Date through the Confirmation Date at the Legal Interest Rate.

          b. Timing of Distributions. Reorganized TFS will make at least partial distributions of Cash from the Net Assets to holders of Allowed General Unsecured Claims, beginning on the later of (A) the Effective Date, or as soon after that date as practicable and
               (B) 30 days after the General Unsecured Claim is Allowed, then continuing periodically until all Allowed General Unsecured Claims are paid in full and no Disputed General Unsecured Claims remain Disputed.

     Because the claims resolution process has only just begun, and will almost certainly continue after the Effective Date, the Debtors can only provide a rough estimate of what Allowed General Unsecured Claims will total after the claims objection and resolution process is completed. For purposes of this Disclosure Statement, the Debtors estimate that Allowed General Unsecured Claims will total approximately $3,850,000. Although the Debtors believe this estimate is as accurate as it can be at this stage, it remains possible that actual Allowed General Unsecured Claims could total substantially more than this estimate such that recoveries to members of Class 5 under the Plan would be substantially reduced or eliminated.

     5.   Class 5 (Equity Interests and Equity Related Claims)

     Class 5 consists of all Equity Interests and Equity Related Claims. Class 5 is possibly impaired by the Plan; consequently, all holders of Allowed Equity Interests and Equity Related Claims in Class 5 are entitled to vote on the Plan.

          a. Subordination. Under Bankruptcy Code Section 510(b), each Equity Related Claim is subordinated to all Claims or Equity Interests senior or equal to the Claim or Equity Interest represented by the Equity Related Claim, except that if the Equity Related Claim relates to TFS's common stock, the Equity Related Claim has the same priority as the Equity Interests represented by that common stock.

          b. Amount of Distributions. Each holder of an Allowed Equity Interest or Allowed Equity Related Claim will receive from Reorganized TFS Cash in an amount equal to the holder's Pro Rata share of the Net Assets remaining after distributions to holders of Allowed General Unsecured Claims under Section 5.04.b(i) of the Plan are complete.

          c. Timing of Distributions. Reorganized TFS will only begin distributions from the Net Assets on account of Equity Interests or Equity Related Claims once sufficient Net Assets are reserved for complete distributions to holders of Allowed General Unsecured Claims under Section 5.04.b(i) of the Plan (including sufficient reserves in the Maximum Amount for all General Unsecured Claims that are Disputed at that time). Reorganized TFS will make periodic Pro Rata distributions to holders of Allowed Equity Interests and Allowed Equity Related Claims of all Net Assets converted to Cash, net of any reserves Reorganized TFS believes in good faith are necessary to pay costs associated with converting remaining non-Cash Net Assets into Cash, making such distributions, winding up the affairs of Reorganized TFS, and completing any other task or responsibility reasonably contemplated by the Plan. Once all Net Assets have been converted to Cash, Reorganized TFS will make a final Pro Rata distribution to holders of Allowed Equity Interests and Allowed Equity Related Claims in full and final satisfaction and redemption of all Allowed Equity Interests and Allowed Equity Related Claims.

     Based on the many assumptions that form the bases for the estimates given below, the Debtors believe that Reorganized TFS will retain value for ultimate distribution to holders of Equity Interests. The Debtors estimate that approximately 22,000,000 shares of its stock will be outstanding as of the Effective Date of the Plan. As reflected in the Effective Date Balance Sheet in APPENDIX 3 to this Disclosure Statement, the Debtors estimate that approximately $7,000,000 of equity will remain in Reorganized TFS after all Allowed Claims are satisfied under the Plan. Based on the many assumptions that form the basis for the Effective Date Balance Sheet in APPENDIX 3, the Debtors estimate that ultimate recoveries to holders of Equity Interests may approximate $0.318 per share. THIS ESTIMATE IS NECESSARILY SPECULATIVE AND BASED ON NUMEROUS ASSUMPTIONS, INCLUDING WITHOUT LIMITATION THE VALUE OF REORGANIZED TFS'S ASSETS

ON AND AFTER THE EFFECTIVE DATE,1 THE ULTIMATE TOTAL AMOUNT OF ALLOWED CLAIMS (WHICH COULD POSSIBLY EXCEED REORGANIZED TFS'S ASSETS), SUCCESS IN UNCERTAIN LITIGATION2 (INCLUDING THE VITELCOM LITIGATION, THE TEMPE NOTE RECEIVABLE,3 AND OTHER ASSETS WHOSE VALUES ARE ESTIMATED IN THE EFFECTIVE DATE BALANCE SHEET4), AND MANY OTHER FACTORS, ALL OR MANY OF WHICH MAY NOT PROVE TRUE OR CONSISTENT WITH THE DEBTORS' PRESENT ASSUMPTIONS. THIS ESTIMATE IS QUALIFIED IN ALL RESPECTS BY STATEMENTS MADE THROUGHOUT THIS DISCLOSURE STATEMENT.

                          V. IMPLEMENTATION OF THE PLAN

A.   PLAN FUNDING

     1.   Effective Date Payments.

     Funds needed to make Cash payments on the Effective Date on account of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims, Allowed Miscellaneous Secured Claims, and Allowed Secured Tax Claims under the Plan will come from the Gross Assets, which constitutes the entirety of Reorganized TFS's assets on the Effective Date. The assets remaining after payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims, Allowed Miscellaneous Secured Claims, and Allowed Secured Tax Claims under the Plan will constitute the Net Assets.

     2.   Net Assets

     Funds needed to make Cash distributions on and after the Effective Date on account of Allowed General Unsecured Claims, Allowed Equity Interests, and Allowed Equity Related Claims will come from the Net Assets. From and after the Effective Date, Reorganized TFS must use all reasonable efforts to liquidate or otherwise convert all non-Cash Net Assets into Cash. No partial, full, periodic, or final distribution to any holder of any Claim or Equity Interest under the Plan will be made in any form other than Cash.

----------
1 For example, the Debtors estimate on the Effective Date Balance Sheet that they will have approximately $5 million in cash as of the Effective Date. As of March 1, 2006, TFS held approximately $4.8 million.

2 Uncertain litigation includes, among other things, the litigation with the EMS Committee described on page 10 above. Were the EMS Committee successful in that litigation, the estimated recovery from the TFS-EMS case, estimated at approximately $3.9 million on the Effective Date Balance Sheet, would be substantially reduced or even eliminated.

3 TFS's former landlord owes TFS approximately $2 million in principal amount under a promissory note, as described on page 9 above. Because the landlord (the obligor under that note) disputes the enforceability of that note, the Debtors estimate the value of that note receivable on the Effective Date Balance Sheet at $900,000, reflecting a risk-related discount on the principal amount of the note. By making this estimate, neither Debtor nor Reorganized TFS waives any claim or argument with respect to this note or the Tempe landlord's obligation to pay the full amount owing under that note. It remains possible that this note receivable will ultimately be worth anywhere from zero to more than $2 million once the dispute is resolved.

4 These assets include $350,000 held under an indemnity trust agreement. The Debtors' directors and officers are the beneficiaries of that trust, which would be used to satisfy TFS's obligations to indemnify directors and officers for defense and other costs associated with any claims made against them covered by the current D&O Policy up to the self-insured retention amount of $350,000, all as required under TFS's bylaws and Delaware law. Thus, the actual value of that asset to Reorganized TFS may be anywhere from $0 to $350,000, depending on if and to what extent claims are brought against the Debtors' directors and officers.

     3.   Disputed Claims

     Reorganized TFS must manage distributions from the Net Assets so as to reserve sufficient Cash to make appropriate distribution under the Plan on account of any Disputed Claim that would have been entitled to distribution from the Net Assets if that Disputed Claim were an Allowed Claim on the Effective Date in the Maximum Amount. If and when any Disputed Claim becomes an Allowed Claim, Cash sufficient to make appropriate distribution under the Plan on account of that Claim will be made from the reserved Cash. If a Disputed Claim becomes a Disallowed Claim, all Cash reserved for possible distribution under the Plan on account of that Claim will become available for distribution to Allowed Equity Interests and Allowed Equity Related Claims under Section 5.05.b of the Plan.

B.   PUBLIC COMPANY STATUS

     Beginning no later than the Effective Date, Reorganized TFS will take all necessary steps and make all necessary filings with the SEC to maintain and preserve in the future its registration under the Securities Act and its current reporting status under the Exchange Act. Reorganized TFS will determine after the Effective Date whether its shares will be traded on any recognized stock exchange or over-the-counter securities market. Currently, TFS's shares are not traded on any recognized stock exchange, but do currently trade on the "pink sheets."

C.   CERTIFICATE OF INCORPORATION AND BYLAWS

     As of the Effective Date and without any further action by the shareholders or directors of the Debtors or Reorganized TFS, TFS's certificate of incorporation and by-laws will be amended and restated substantially in the forms of the Reorganized Certificate and the Reorganized By-Laws. The Reorganized Certificate and the Reorganized By-Laws will prohibit (to the extent required by Bankruptcy Code Section 1123(a) and (b)) the issuance of non-voting equity securities. After the Effective Date, Reorganized TFS may amend its certificate of incorporation and by-laws as permitted by applicable law.

D.   DIRECTORS AND OFFICERS OF REORGANIZED TFS

     The initial board of directors of Reorganized TFS as of the Effective Date will consist of three directors--Russell Silvestri, David Buchanan, and Robert Nahom. The initial officers of Reorganized TFS as of the Effective Date will consist of: (i) Carl Young--President; and (ii) Sid Harris--Secretary. Reorganized TFS will provide all its directors and officers with indemnification rights and a D&O Policy, and will compensate its directors and officers, in accordance with practices customary for entities of its type. Reorganized TFS will assume any pre-Petition Date indemnification obligations to any directors and officers employed with a Debtor as of the Petition Date.

                  VI. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.   ASSUMPTION AND REJECTION OF CONTRACTS AND LEASES

     All executory contracts and unexpired leases set forth on the schedule of assumed executory contracts and unexpired leases filed with the Bankruptcy Court as part of Exhibit D to the Plan will be deemed assumed by Reorganized TFS or assumed and assigned (as indicated on Exhibit D to the Plan) as of the Effective Date, except for any executory contract or unexpired lease: (i) that has been rejected in accordance with a Final Order entered before the Confirmation Date; or (ii) as to which a motion to reject has been filed with the Bankruptcy Court before the Confirmation Date.

     All executory contracts and unexpired leases either (i) set forth on the schedule of rejected executory contracts and unexpired leases filed with the Bankruptcy Court as part of Exhibit D to the Plan or (ii) existing but not listed on Exhibit D to the Plan will be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that has been assumed or rejected in accordance with a Final Order entered on or before the Confirmation Date.

     Entry of the Confirmation Order constitutes: (a) the approval under Bankruptcy Code Section 365 of the assumption or assumption and assignment of the executory contracts and unexpired leases assumed or assumed and assigned under the Plan or otherwise during the Chapter 11 Cases; and (b) the approval under Bankruptcy Code Section 365 of the rejection of the executory contracts and unexpired leases rejected under the Plan or otherwise during the Chapter 11 Cases. Notwithstanding anything contained in Section 7.02 of the Plan to the contrary, the Debtors retain the right to add or change the treatment (assumed or rejected) of any executory contract or unexpired lease on Exhibit D to the Plan, thus changing the treatment of the contract or lease under this Plan, at any time within 30 days after the Effective Date.

B.   CURE OF DEFAULTS

     On the Effective Date or as soon after that date as practicable, Reorganized TFS will Cure any defaults under any executory contract or unexpired lease assumed or assumed and assigned under this Plan in accordance with Bankruptcy Code Section 365(b)(1). Reorganized TFS will not, and need not as a condition to assuming or assuming and assigning any executory contract or unexpired lease under the Plan, Cure any default relating to a Debtor's failure to perform a nonmonetary obligation under any executory contract or unexpired lease.

C.   REJECTION DAMAGES BAR DATE

     All Rejection Claims arising from the rejection of any executory contract or unexpired lease under the Plan are required to be filed with the Bankruptcy Court no later than the Rejection Claims Bar Date. Any such Claim not filed within that time will be forever barred. With respect to any executory contract or unexpired lease rejected by a Debtor before the Confirmation Date, the deadline for filing a Rejection Claim remains the deadline set forth in the order of the Bankruptcy Court authorizing that rejection. If such an order did not contain such a deadline, the deadline for filing a Rejection Claim arising from that rejection is the Rejection Claims Bar Date.

D.   INDEMNIFICATION OBLIGATIONS

     Any obligation of a Debtor to indemnify any Person serving as a fiduciary of any employee benefit plan or employee benefit program of a Debtor, under charter, by-laws, contract, or applicable state law is deemed to be an executory contract and rejected by

Reorganized TFS as of the Confirmation Date (but subject to the occurrence of the Effective Date). Any obligation of a Debtor to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of a Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by a Debtor related to any acts or omissions occurring before the Petition Date is rejected, canceled, and discharged under this Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date) and any Claim resulting from this rejection and cancellation in favor of any Person must be filed no later than 60 days after the Confirmation Date. Notwithstanding any of the foregoing, nothing contained in the Plan affects, impairs, or prejudices the rights of any Person covered by any applicable D&O Policy with respect to any such policy. Moreover, Reorganized TFS will maintain in force for three years following the Effective Date appropriate D&O Policies covering pre-Effective Date directors and officers of a Debtor and containing substantially the same provisions and limits of coverage as the policies that were in force on the Petition Date. Reorganized TFS will be responsible for paying the deductible or retention amounts under the D&O Policies for that three-year period.

E.   BENEFIT PLANS

     1.   Generally

     On the Effective Date, all Benefit Plans will be either assumed or rejected and terminated as of the Confirmation Date as indicated on Exhibit D to the Plan, if not earlier terminated or assumed by a Debtor before the Confirmation Date. Any such terminations will be completed according to the terms and conditions of each Benefit Plan and effected in conformity with all statutory and regulatory requirements including any applicable notice provisions. Any undistributed, vested benefits of the terminated Benefit Plans will be distributed to the participants as provided by statute, the applicable regulations, and the Benefit Plans' provisions.

     2.   Regulatory Approvals

     In order to ensure that the Benefit Plans' terminations comply with the terms of the Benefit Plans, applicable statutes, and regulations, the Debtors will obtain any necessary approvals of the relevant regulatory agencies, such as the Pension Benefit Guaranty Corporation, the IRS, and the U.S. Department of Labor, in respect of such terminations. The Bankruptcy Court will retain jurisdiction to hear and determine any disputes relating to the termination of any Benefit Plans.

     3.   Retirees

     If any Claim of a retiree against a Debtor gives a Debtor an indemnification claim under an agreement between a Debtor and any Person, the Debtors will, if necessary or appropriate, assign the indemnification claim to the retiree. Notwithstanding anything in Section 7.06 of the Plan or elsewhere in the Plan to the contrary, Reorganized TFS will continue to honor all obligations of either Debtor owed to any retiree under any Benefit Plan as of the Confirmation Date solely to the extent, and for the duration of the period, the Debtor is contractually or legally obligated to provide those benefits, subject to any rights of the Debtor or Reorganized TFS under applicable law.

                VII. DESCRIPTION OF OTHER PROVISIONS OF THE PLAN

A.   SUBSTANTIVE CONSOLIDATION

     The Plan constitutes a motion for substantive consolidation of the liabilities and properties of both Debtors. The Plan requests that entry of the Confirmation Order constitute the Bankruptcy Court's granting of that motion. As a result of the substantive consolidation of the liabilities and properties of both Debtors, as of the Effective Date: (a) the Chapter 11 Cases will be deemed to be consolidated into the Chapter 11 Case of TFS as a single consolidated case; (b) all property of the Estate of each Debtor will be deemed to be property of the Consolidated Estate for purposes of distributions under the Plan; (c) all Claims against each Estate will be deemed to be Claims against the Consolidated Estate, any proof of claim filed either Debtor will be deemed to be a single Claim filed against the Consolidated Estate, and all duplicate proofs of claim for the same Claim filed against either Debtor will be deemed to be expunged; (d) all Intercompany Claims will be deemed Disallowed, discharged and eliminated, and no distributions under the Plan will be made on account of Intercompany Claims; (e) all guarantees by one Debtor of the obligations of the other Debtor or in favor of the other Debtor will be deemed eliminated, and no distributions under the Plan will be made on account of Claims based on such guarantees; and (f) for purposes of determining the availability of the right of setoff under Bankruptcy Code Section 553, both Debtors will be treated as one consolidated entity so that, subject to the other provisions of Bankruptcy Code
Section 553, debts due to one Debtor may be set off against the debts of the other Debtor.

B.   VESTING OF ASSETS

     Except as provided in the Plan, the Confirmation Order, or the Plan Documents, all property of the Consolidated Estate will vest in Reorganized TFS on the Effective Date free and clear of all Liens and Claims of all kinds existing before the Effective Date. From and after the Effective Date, Reorganized TFS may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, including the employment of, and payment to, Professionals except as otherwise provided in this Plan or the Confirmation Order. Any cause of action owned by either Debtor or both Debtors against any Person, including without limitation any present or former director or officer of a Debtor as of the Effective Date, and including without limitation the claims asserted by the Official Committee of Equityholders in the TFS Chapter 11 case against Jack Saltich, will vest in Reorganized TFS on the Effective Date to the extent of available insurance coverage. No discharge, injunction, or release under the Plan or the Confirmation Order is intended to or will impair Reorganized TFS's right to pursue or ability to prevail on any such cause of action against a present or former director or officer of TFS existing as of the Effective Date.

C.   DISCHARGE

     Except as provided in the Plan or the Confirmation Order, the rights granted under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims including any interest accrued on General Unsecured Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, confirmation of the Plan discharges the Debtors and Reorganized TFS from all Claims or other debts that arose before the Confirmation Date, and all debts of the kind specified in Bankruptcy Code Sections 502(g), 502(h) or 502(i), whether or not: (a) a proof of claim based on such debt is filed or deemed filed under Bankruptcy Code Section 501; (b) a Claim based on such debt is Allowed under Bankruptcy Code Section 502; or (c) the holder of a Claim based on such debt has accepted the Plan. Without limiting the foregoing, the discharge granted under the Plan is granted to the fullest extent allowed under Bankruptcy Code Sections 1141(a), 1141(b), 1141(c), and 1141(d)(1).

D.   INJUNCTION

     Except as provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, currently hold, or may hold a Claim or other debt or liability that is unclassified by the Plan or that is classified by Article 4 of the Plan or that is subject to a distribution under the Plan, or an Equity Interest or other right of an equity security holder that is subject to a distribution under the Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Equity Related Claims, or Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against either Debtor or Reorganized TFS (including any officer or director or other Person acting as a representative or otherwise on behalf of either Debtor or Reorganized TFS); (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against either Debtor, Reorganized TFS, or their respective property; (c) creating, perfecting, or enforcing any Lien or encumbrance against either Debtor, Reorganized TFS, or their respective property; (d) asserting a right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to either Debtor, Reorganized TFS, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code. Nothing in
Section 12.03 of the Plan or elsewhere in the Plan is to be construed or is to have the effect of extinguishing, prohibiting, or otherwise limiting, the right of any holder of a Claim to assert a right to setoff or recoupment arising in connection with that Claim as part of the resolution and treatment of that Claim under the Plan. Nothing in Section 12.03 of the Plan or elsewhere in the Plan is to be construed or is to have the effect of extinguishing, prohibiting, or otherwise limiting, the right of either Estate or the Consolidated Estate (through Reorganized TFS as its representative or otherwise) or Reorganized TFS to assert and prevail on any Preserved Litigation Claim, including without limitation any action against any director or officer of either Debtor to the extent of available insurance or TFS's Official Committee of Equityholders' action against Jack Saltich initially brought in the Chapter 11 Cases.

E.   EXCULPATION

     None of the Debtors or any of their respective officers, directors, shareholders, or employees have or will incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their predecessors, successors, or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan, excluding: (a) all the foregoing entities' acts or omissions constituting gross negligence, bad faith, or willful misconduct, as finally determined by a court of competent jurisdiction; and (b) the obligations of the Debtors and Reorganized TFS under the Plan. All the foregoing entities are entitled to rely reasonably on the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases.

F.   RELEASE

     As of the Effective Date, except as set forth in the Plan, each holder of a Claim, whether Allowed or Disallowed at any time, irrevocably releases and forever discharges each of the Debtors and Reorganized TFS, and its successors, assigns, agents, shareholders, directors, officers, employees, attorneys, consultants, advisors, and Affiliates, from all claims, debts, liabilities, demands, offsets, obligations, costs, expenses, actions, and causes of action of every nature and description, known and unknown, relating to, directly or indirectly, the Chapter 11 Cases, the Debtors, or Reorganized TFS that the holder now has or at any time may hold, by reason of any matter, cause, or thing occurred, done, omitted, or suffered to be done before the Effective Date, except claims for amounts due under the Plan. Nothing in Section 12.05 of the Plan or elsewhere in Plan is to be construed or is to have the effect of extinguishing, prohibiting, or otherwise limiting, the right of either Estate or the Consolidated Estate (through Reorganized TFS as its representative or otherwise) or Reorganized TFS to assert and prevail on any Preserved Litigation Claim, including without limitation any action against any director or officer of either Debtor to the extent of available insurance or TFS's Official Committee of Equityholders' action against Jack Saltich initially brought in the Chapter 11 Cases.

G.   PRESERVED LITIGATION CLAIMS AND DISPUTED CLAIMS RESOLUTION

     Notwithstanding anything to the contrary in the Plan, any non-Debtor party to a Preserved Litigation Claim or a Disputed Claim that has obtained or obtains relief from the automatic stay or from the injunction provisions contained in
Section 12.03 of the Plan to pursue resolution of their Claim in a forum other than the Bankruptcy Court will not be deemed to have violated any provision of the Plan by seeking a resolution as to Allowance, Disallowance, or amount of such Claim in such other forum, but the classification and distributions on account of any such Claim, once liquidated and Allowed or Disallowed, remain solely and exclusively subject to the Bankruptcy Court's continuing jurisdiction under Article 13 of the Plan and the terms and conditions of the Plan.

H.   PRESERVATION OF INSURANCE

     The discharge and release from Claims as provided in the Plan, except as necessary to be consistent with the Plan, do not diminish or impair the enforceability of any insurance policy that may cover Claims against a Debtor or any other Person.

I.   RETENTION OF JURISDICTION AFTER THE EFFECTIVE DATE

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain as much jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible including jurisdiction to:

     a. Allow, disallow, determine, liquidate, classify, estimate, or establish the amount, priority, or secured or unsecured status of any Claim, and resolve any request for payment of any Administrative Claim and any objection to the Allowance or priority of any Claim;

     b. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized under the Bankruptcy Code or this Plan;

     c. Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor is a party and to hear, determine and, if necessary, liquidate any Claims arising from, or Cure related to, assumption or rejection;

     d. Ensure that distributions required under the Plan are accomplished in accordance with this Plan;

     e. Decide or resolve any motions, adversary proceedings, contested matters, and any other matters and grant or deny any applications or motions involving a Debtor that may be pending on the Effective Date;

     f. Enter any necessary or appropriate orders to implement or consummate the Plan's provisions and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

     g. Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any Person's obligations incurred in connection with the Plan;

     h. Hear and determine any motion or application to modify the Plan before or after the Effective Date under Bankruptcy Code Section 1127 or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document issued, entered into, filed, or delivered in connection with the Plan or the Disclosure Statement; or hear or determine any motion or application to remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document issued, entered into, filed or delivered in connection with the Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

     i. Issue injunctions, enter and implement other orders, or take any other necessary or appropriate actions to restrain any entity's interference with consummation or enforcement of the Plan;

     j. Enter and implement any necessary or appropriate orders if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

     k. Determine any other matters that may arise in connection with or related to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document issued, entered into, filed, or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     l.   Issue a final decree and enter an order closing the Chapter 11 Cases;
          and

     m. Adjudicate the Disputed Claims, the Avoidance Actions, and the Preserved Litigation Claims and any other cause of action or claims of a Debtor.

                  VIII. ACCEPTANCE AND CONFIRMATION OF THE PLAN

A.   ACCEPTANCE OF THE PLAN

     As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Equity Interests accept the Plan, except under certain circumstances. Bankruptcy Code Section 1126(c) defines acceptance of a plan by a class of impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Under Bankruptcy Code Section 1126(d), a Class of Equity Interests has accepted the Plan if holders of such Equity Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Bankruptcy Code Section 1126(f) deems a Class of Claims or Equity Interests to have accepted the Plan without voting if that Class is unimpaired under the definition in Bankruptcy Code Section 1124. The Bankruptcy Court has determined that all Classes of Claims under the Plan are unimpaired and, therefore, are deemed to accept the Plan. No Creditors will be solicited to vote on the Plan. The Debtors believe that the sole Class of Equity Interests and Equity Related Claims under the Plan may be impaired and, therefore, will be solicited to vote on the Plan.

B.   FEASIBILITY OF THE PLAN

     To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtors. This requirement is imposed by Bankruptcy Code
Section 1129(a)(11) and is referred to as the "feasibility" requirement. The Debtors believe that they will be able to perform timely all obligations described in the Plan and, therefore, that the Plan is feasible.

     To demonstrate the feasibility of the Plan, the Debtors refer to the Effective Date Balance Sheet included in APPENDIX 3. This balance sheet demonstrates that the Debtors will have sufficient Cash on hand as of the Effective Date to make, on the Effective Date, all payments to Creditors owing on the Effective Date, and sufficient Cash on hand to satisfy all obligations under the Plan to all Creditors in all Classes. Additionally, the balance sheet indicates that significant value remains for distribution to Allowed Equity Interests and Allowed Equity Related Claims once all Cash distributions to all Creditors are either made or reserved. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of Bankruptcy Code Section 1129(a)(11). The Debtors caution that no representations can be made as to the accuracy of the Effective Date Balance Sheet or as to Reorganized TFS's ability to achieve the projected results. Certain of the assumptions on which the Effective Date Balance Sheet are based are subject to uncertainties outside the Debtors' control. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Effective Date Balance Sheet was prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse.

     The Effective Date Balance Sheet was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants, the practices recognized to be in accordance with generally accepted accounting principles, or the rules and regulations of the Securities and Exchange Commission regarding projections. Furthermore, the Effective Date Balance Sheet has not been audited by the Debtors' independent accountants. Although presented with numerical specificity, the Effective Date Balance Sheet is based on a variety of assumptions, some of which in the past have not been achieved and which may not be realized in the future, and are subject to significant business, economic and competitive uncertainties and contingencies, and many of which are beyond the Debtors' control. Consequently, the Effective Date Balance Sheet should not be regarded as a representation or warranty by the Debtors or any other Person, that projections will be realized. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED.

C.   BEST INTERESTS TEST

     1.   Explanation

     Even if a plan is accepted by each class of holders of claims, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the "best interests" of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Bankruptcy Code Section 1129(a)(7), requires a bankruptcy court to find either that: (i) all members of an impaired class of claims or interests have accepted the plan; or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor was liquidated under Chapter 7 of the Bankruptcy Code.

     To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

     The amount of liquidation value available to unsecured creditors would be reduced by: (1) the claims of any secured creditors to the extent of the value of their collateral; and (2) the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. As a general matter, a liquidation under Chapter 7 will not affect the rights of letter of credit beneficiaries, including certain sureties who posted bonds that the Debtors purchased for various business, litigation, and other reasons. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

     Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If the probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor's plan, then the plan is not in the best interests of creditors and equity security holders.

     2.   Application to the Liquidation Analysis

     A liquidation analysis prepared with respect to the Debtors is attached as APPENDIX 4 to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled and filed proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected a range for the amount of Allowed Claims with the low end of the range the lowest reasonable amount of Claims and the high end of the range the highest reasonable amount of the Claims, thus allowing assessment of the most likely range of Chapter 7 liquidation dividends to the holders of the Allowed Claims. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Allowed Interests under the Plan.

     Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis, the Plan meets the "best interests" test of Bankruptcy Code Section 1129(a)(7). The Debtors believe that each members of each Class will receive at least as much under the Plan as it would in a liquidation in a hypothetical Chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the orderly wind-down and liquidation of the Debtors under the Plan rather than a forced liquidation will allow the realization of more value for the Debtors' assets, owing principally to the increased costs attending a Chapter 7 liquidation, including statutory Chapter 7 trustee fees and trustee's counsel fees, to name only a few additional expenses not present under the Plan.

             IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.   INTRODUCTION

     A summary description of certain United States federal income tax consequences of the Plan follows. This description is for informational purposes only and, owing to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan discussed below. This disclosure describes only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims and Equity Interests. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding on the IRS or other authorities. No representations are being made to the Debtors or any holder of a Claim or Equity Interest regarding the particular tax consequences of the confirmation and consummation of the Plan. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed here.

     The following discussion of United States federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

     The following discussion does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, employees of a Debtor, persons who received their Claims by exercising an employee stock option or otherwise as compensation, and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes.

     Holders of Claims and Equity Interests are strongly urged to consult their own tax advisor regarding the United States federal, state, local, and foreign tax consequences of the transactions described in this Disclosure Statement and in the Plan.

B.   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

     Under the Plan, the Debtors' outstanding indebtedness will be satisfied in exchange for Cash. The satisfaction of a debt obligation for an amount of cash less than the "adjusted issue
price"  of  the  debt  obligation   generally  gives  rise  to  cancellation  of
indebtedness ("COD") income to the debtor.

     The debtor does not, however, recognize COD income if the debt discharge occurs in a Title 11 bankruptcy case. Instead, the debtor reduces its tax attributes to the extent of its COD income in the following order: (a) net operating losses ("NOLs") and NOL carryforwards; (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors' depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); and (f) foreign tax credit carryforwards.

     A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets. Because the Debtors are part of a group of corporations that joins in the filing of a consolidated federal income tax return, both the tax attributes of the consolidated group that are attributable to other group members and the separate attributes of these other members are subject to reduction to the extent that a given Debtor member of the group has COD income that exceeds the amount of (i) the consolidated group's tax attributes that are attributable to the given Debtor member, (ii) the attributes that arose in separate return limitation years of the given Debtor member, and (iii) the basis of property of the given Debtor member. The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors' tax year). The Debtors do not recognize any COD income that exceeds the amount of available tax attributes, and such excess COD income has no other United States federal income tax effect.

     As noted above, the Debtors are members of an affiliated group of corporations that join in the filing of a consolidated federal income tax return. The Debtor members of this consolidated group will cancel all inter-company debt between them as part of the Plan. Under Treasury Regulation
Section 1.1502-13(g), a Debtor of such canceled inter-company debt will recognize the COD income realized on the cancellation. The creditor of the inter-company debt would have an offsetting bad debt deduction that would equal the COD income recognized by the debtor member and that would be treated as being of the same character of the COD income. Thus, on a consolidated basis, the group will recognize no net income or loss from the cancellation of the inter-company debt under the Plan.

     Because the Debtors' outstanding indebtedness will be satisfied in exchange for Cash in full plus interest from the Petition Date, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, should be insignificant at most. Accordingly, it is not expected that the Debtors will be required to reduce their tax attributes materially. To the extent permitted for federal income tax purposes, the Debtors intend to deduct the respective amounts they pay in Cash and under the Plan.

C.   FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS

     The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to Creditors that are "United States holders," as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to Creditors (including the character, timing and amount of income, gain or loss recognized) will depend on, among other things: (1) whether the Claim and the consideration received in respect of it are "securities" for federal income tax purposes; (2) the manner in which a Creditor acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the Creditor has taken a bad debt deduction with respect to the Claim (or any portion of it) in the current tax year or any prior tax year; (6) whether the Creditor has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Creditors, therefore, should consult their own tax advisors regarding the particular tax consequences to them of the transactions contemplated by the Plan.

     For purposes of the following discussion, a "United States holder" is a Creditor that is: (1) a citizen or individual resident of the United States; (2) a partnership or corporation created or organized in the United States or under the laws of the United States, a political subdivision of the United States, or a State of the United States; (3) an estate whose income is subject to United States federal income taxation regardless of its source; or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, and properly elected to be treated as a United States person.

     1.   Sale or Exchange of Claims

     Under the Plan, Creditors will receive Cash in exchange for their Claims. A Creditor who receives Cash in exchange for its Claim under the Plan will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of Cash received and the Creditor's adjusted tax basis in its Claim. The character of the gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the nature of the Claim as held by the Creditor, whether the Claim constitutes a capital asset in the hands of the Creditor, whether the Claim was purchased at a discount, whether any amount received in respect of a Claim constitutes accrued interest, and whether and to what extent the Creditor has previously claimed a bad debt deduction with respect to its Claim. A Creditor who recognizes a loss on a transaction conducted under the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year.

     2.   Accrued Interest

     Under the Plan, Cash may be distributed or deemed distributed to certain Creditors with respect to their Claims for accrued interest. Holders of Claims for accrued interest that previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of Cash received with respect to such Claims for accrued interest. Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any

Cash received in exchange for a Claim for accrued interest will equal the amount of Cash on the Effective Date, and the holding period for the property will begin on the day after the Effective Date. It is not clear the extent to which consideration that may be distributed under the Plan will be allocable to interest. Creditors are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

     3.   Market Discount

     In general, a debt obligation, other than one with a fixed maturity of one year or less, that is acquired by a holder in the secondary market (or, in certain circumstances, on original issuance) is a "market discount bond" as to that holder if the obligation's stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the holder's adjusted tax basis in the debt obligation immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount. To the extent that a Creditor has not previously included market discount in its taxable income, gain recognized by a Creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Creditor's period of ownership. A holder of a market discount bond that is required to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

     4.   Other Claimholders

     If a Creditor reaches an agreement with the Debtors to have its Claim satisfied, settled, released, exchanged, or otherwise discharged in a manner other than as described in the Plan, that Creditor should consult with its own tax advisors regarding the tax consequences of that satisfaction, settlement, release, exchange, or discharge.

     5.   Information Reporting and Backup Withholding

     Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. These reportable payments do not include those that give rise to gain or loss on the exchange of a Claim. Moreover, such reportable payments are subject to backup withholding under certain circumstances. A United States holder may be subject to backup withholding at rate of 28% with respect to certain distributions or payments of accrued interest, market discount, or similar items pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct, and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Payments that give rise to gain or loss on the exchange of a Claim are not subject to backup withholding.

     Backup withholding is not an additional tax. Amounts subject to backup withholding are credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess backup withholding by filing an appropriate claim for refund with the IRS.

D.   FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS

     Because the Plan contemplates that holders of Equity Interests will retain their Equity Interests under the Plan, the Plan itself will result in no United States federal income tax consequence to a holder of common stock in TFS or any other holder of an Equity Interest, because no Cash, securities, or other property will be transferred to those holders under the Plan. The Plan does contemplate, however, that some time after the Effective Date, Reorganized TFS will redeem Equity Interests with a final distribution of Cash to all holders of Equity Interests. An Equity Interest holder who receives Cash in redemption of its shares will generally recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of Cash received and the holder's adjusted tax basis in its shares. The character of the gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including whether the Equity Interest constitutes a capital asset in the hands of the holder.

E.   IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

     The foregoing discussion is intended only as a summary of certain United States federal income tax consequences of the Plan and is not a substitute for careful tax planning with a tax professional. The above discussion is for informational purposes only and is not tax advice. The tax consequences are in many cases uncertain and may vary depending on a Creditor's particular circumstances. Accordingly, Creditors are strongly urged to consult their tax advisors about the United States federal, state and local and applicable foreign income and other tax consequences of the Plan, including with respect to tax reporting and record keeping requirements.

     IRS Circular 230 Notice: To comply with U.S. treasury regulations, be advised that any U.S. federal tax advice included in this communication (and it is not intended that any such advice be given in this Disclosure Statement) is not intended or written to be used, and cannot be used, to avoid any U.S. federal tax penalties or to promote, market, or recommend to another party any transaction or matter.

                                 X. RISK FACTORS

A.   GENERALLY

     The restructuring of the Debtors involves a degree of risk, and this Disclosure Statement and certain of its Exhibits contain forward-looking statements that involve risks and uncertainty. Reorganized TFS's actual results could differ materially from those anticipated in such forward-looking statements as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Disclosure Statement. HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

B.   DEPENDENCE ON KEY PERSONNEL

     Reorganized TFS's post-Effective Date operations, limited to the liquidation of non-Cash assets and distribution of Cash to holders of Allowed Claims and Allowed Equity Interests, depend to a great extent on the efforts of its officers and other key personnel. There can be no assurance that Reorganized TFS will be successful in attracting and retaining such personnel, or that it will not incur increased costs in order to do so. Reorganized TFS's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on Reorganized TFS's business, financial condition, and results of operations.

C.   REORGANIZATION FACTORS

     1.   Financial Considerations

     As with any plan of reorganization or other financial transaction, there are certain risk factors that must be considered. All risk factors cannot be anticipated, some events will develop in ways that were not foreseen, and many or all of the assumptions that have been used in connection with this Disclosure Statement and the Plan will not be realized exactly as assumed. Some or all of such variations may be material. While efforts have been made to be reasonable in this regard, there can be no assurance that subsequent events will bear out the analyses set forth in this Disclosure Statement. Holders of Claims and Equity Interests should be aware of some of the principal risks associated with the contemplated reorganization:

          a. There is a risk that one of more of the required conditions or obligations under the Plan will not occur, be satisfied or waived, as the case may be, resulting in the inability to confirm the Plan.

          b. The total amount of all Claims filed in the Chapter 11 Cases may materially exceed the estimated amounts of Allowed Claims assumed in the development of the Plan and in the valuation estimates provided above. The actual amount of all Allowed Claims in any Class may differ significantly from the estimates provided in this Disclosure Statement. The actual total amount of all Allowed Claims could exceed Reorganized TFS's assets such that recoveries estimated for members of Class 5 could be reduced substantially or eliminated entirely. The amount and timing of the distributions that will ultimately be received by any particular holder of an Allowed Claim or Allowed Equity Interest in any Class may be materially and adversely affected if the estimates are exceeded as to any Class.

          c. Uncertainties may adversely affect Reorganized TFS's future operations including acts of God or similar circumstances. Many of these factors will be substantially beyond Reorganized TFS's control, and a change in any factor or combination of factors could have a material adverse effect on Reorganized TFS's financial condition, cash flows, and results of operations.

     2.   Risk of Non-Confirmation of the Plan

     Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for Confirmation, that such negotiations would not adversely affect the holders of Allowed Claims and Equity Interests, or that such modifications would not necessitate solicitation or re-solicitation of votes.

                          XI. ALTERNATIVES TO THE PLAN

     The Debtors believe that the Plan affords holders of Claims and Equity Interests the greatest realization on the Debtors' assets and, therefore, is in the best interests of those holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

A.   CONTINUATION OF THE CHAPTER 11 CASES

     Because the Debtors' operations, conducted previously through subsidiaries, have now been entirely divested, continuing the Chapter 11 Cases would only increase the amount of Administrative Claims against the Estates. Since the Plan contemplates the winding up of the Debtors' affairs and the distribution of assets to holders of Claims and Equity Interests from and after the Effective Date, continuing the Chapter 11 Cases would serve no rational purpose.

B.   ALTERNATIVE PLANS OF REORGANIZATION

     If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors' exclusive period in which to propose and solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Those plans might involve either a reorganization and continuation of the Debtors' businesses, or some other form of orderly liquidation of the Debtors' assets, or a combination of both.

C.   LIQUIDATION UNDER CHAPTER 7

     If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Equity Interests in the Debtors. The Debtors believe, however, that holders of Claims and Equity Interests would lose substantial value if the Debtors were forced to liquidate under Chapter 7 because additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist those trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to Creditors and Equity Interest holders would be reduced by those additional expenses.


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

                                 XII. CONCLUSION

A.   HEARING ON AND OBJECTIONS TO CONFIRMATION

     1.   Confirmation Hearing

     The hearing on confirmation of the Plan has been scheduled for June 13, 2006 at 10:00 a.m. (Arizona time). The hearing may be adjourned from time to time by announcing the adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors under Bankruptcy Code Section 1127 before, during, or as a result of that hearing, without further notice to parties in interest.

     2.   Deadline for Objections to Confirmation

     The time by which any objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for June 6, 2006 at 5:00 p.m. (Arizona time).

B.   RECOMMENDATION

     The Plan provides for an equitable, early, and full distribution to Creditors and preserves significant value for holders of Equity Interests. The Debtors believe that any alternative to confirmation of the Plan, such as Chapter 7 liquidation or attempts by another party in interest to file a plan, could result in significant delays, litigation, and costs. FOR THESE REASONS, THE DEBTORS URGE YOU TO VOTE TO ACCEPT THE PLAN AND TO SUPPORT CONFIRMATION OF THE PLAN.

Dated: March 15, 2006                                  Respectfully submitted,

SQUIRE, SANDERS & DEMPSEY L.L.P.                       THREE-FIVE SYSTEMS, INC., on behalf
                                                       of itself and TFS-DI, Inc., both Debtors and
By: /s/ Jordan A. Kroop                                Debtors-In-Possession
--------------------------------
          Thomas J. Salerno
          Jordan A. Kroop                              By: /s/ Carl Young
                                                       --------------------------------------------
Two Renaissance Square, Suite 2700                     Carl Young
40 North Central Avenue                                Chief Restructuring Officer
Phoenix, Arizona 85004

Counsel for Debtors


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

                                   APPENDIX 1

                          JOINT PLAN OF REORGANIZATION